UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                         ___________________


                              FORM 8-K

                           CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  July 29, 1994



                    SOUTHERN NATIONAL CORPORATION

               (Exact name of as specified in charter)


  North Carolina              0-4641             56-0939887
  (State or other          (Commission         (IRS Employer
  jurisdiction of          File Number)       Identification No.)
  incorporation)


200 West 2nd Street Winston-Salem, NC          27101-4036
(Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code:  919-773-7200



ITEM 5.   OTHER EVENTS

     On August 1, 1994, the Registrant and BB&T Financial Corporation of Wilson, North Carolina jointly announced the signing of a definitive agreement of merger. The merger of equals, unanimously approved on July 29, 1994 by the Boards of Directors of both companies, will be accomplished through a merger to be accounted for as a pooling-of-interests. Included as Exhibit 99 is the joint press release.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

     (c)  Exhibits:

          The Exhibits listed in the Exhibit Index are filed as part of this Current Report on Form 8-K.

                             SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              SOUTHERN NATIONAL CORPORATION
                                       (Registrant)


                              By:
                                 Sherry A. Kellett, Controller



Date:  August 8, 1993
                            EXHIBIT INDEX

                                                       Sequential
Exhibit                                                 Page No.


99             Press Release dated August 1, 1994



                                                             EXHIBIT 99

[BB&T LOGO HERE]                    [SOUTHERN NATIONAL LOGO HERE]



News Release

Media and Analyst Contacts:

BB&T                                         Southern National
B. Gloyden Stewart, Jr.                      Bob Denham
(919) 399-4219                               (910) 773-7363

Scott E. Reed                                John R. Spruill
(919) 399-4418                               (910) 773-7221

FOR IMMEDIATE RELEASE

     BB&T Financial Corporation and Southern National Corporation
Agree to Merger of Equals Creating the 6th Largest Banking
Institution in the Southeast

     (August 1, 1994) - BB&T Financial Corporation (NASDAQ: BBTF) and Southern National Corporation (NYSE: SNB), two of the
Southeast's highest performing banking companies, today jointly announced the signing of a definitive agreement of merger.

     This in-market "merger of equals" will create a financial institution with more than $18 billion in assets and $2.2 billion in market capitalization, making the combined franchise the 6th largest bank in the Southeast and the 35th largest bank in the United States. Based on deposit market share, this new company will be the largest bank in its home market of North Carolina and will be the third largest bank in South Carolina.

     The merger of equals, unanimously approved on Friday by the boards of directors of both companies, will be accomplished through a merger to be accounted for as a pooling of interests in which BB&T shareholders will receive 1.45 shares of common stock of the resulting company of each share of BB&T common stock. Southern National shareholders will receive 1.00 share of common stock of the resulting company for each share of Southern National common stock. The transaction will be structured as a tax-free exchange. The combined company will have approximately 103 million shares outstanding after taking into account pending acquisitions.

     The merger transaction has an indicated total value of $2.2 billion based on the Friday, July 29, BB&T common stock closing price of $31.00 per share and the Southern National closing price of $21.13 per share. BB&T and Southern National have granted each other options to purchase up to 19.9 percent of the currently outstanding shares of each other's common stock to be exercisable under certain conditions. The merged organization will be called Southern National Corporation and will be headquartered in Winston-Salem, North Carolina. The lead bank for the new company and all other subsidiary banks and their respective offices will carry the name Branch Banking and Trust Company, BB&T's present name for its lead bank and banking offices.

     BB&T, the oldest bank in North Carolina, was founded in 1872, and Southern National was founded in 1897, both in eastern North Carolina. During the last decade, they have each expanded throughout the Carolinas to build strong market presence while achieving excellent financial results.

     John A. Allison IV, 45, BB&T's chairman and chief executive officer, will be the new institution's chairman and chief executive officer. He will lead an eight member executive management team comprised of four senior managers from each company. L. Glenn Orr, Jr., 54, Southern National's chairman and chief executive officer, will retire upon consummation of the merger, but continue as a director of the new company and a member of the board's executive committee. The new board of directors will be comprised of 22 individuals, eleven members each from BB&T and Southern National.

     "We are bringing together two high performing and well-managed institutions that are compatible strategically, geographically and culturally," said Mr. Orr. "Both partners already have solid capital positions, excellent credit quality and strong branch office networks which complement each other very well. Adding all of the well-recognized benefits of in-market mergers to this foundation creates the opportunity to jointly build a banking institution which is stronger and more competitive than either institution can be on a stand-alone basis. I have a tremendous amount of respect for the success John Allison and his team have achieved at BB&T over the years and have utmost confidence in his ability to lead the new institution to record growth and profits through the 1990's and beyond."

     "With the advent of nationwide interstate banking in North Carolina, we expect the competitive environment in our home markets to intensify over the next several years," said
Mr. Allison. "This merger permits us both to double our assets, market capitalization and market power without any earnings dilution and management disruption. It would be difficult for either BB&T or Southern National alone to achieve the financial and operating benefits available to the new merged company."

     "I look forward to working closely with all members of the new executive management team as well as the many other fine employees of both companies to create an even more profitable franchise for our collective base of shareholders," Mr. Allison continued. "In particular, I am extremely grateful to Glenn Orr for his vision and foresight in initiating discussions, his cooperation and hard work in structuring the terms of the merger, and his assistance and support in facilitating a smooth transition. I look forward to Glenn's active participation on our board of directors and his continued guidance in helping us to maximize our potential as a premier super-regional banking institution."

     The new Southern National will be among the largest banks in the Southeast and the combined franchise will be the leader in many of the fastest growing markets in North Carolina and South Carolina. In addition, BB&T's recently announced acquisition of Commerce Bank in Virginia Beach, Virginia creates a strong foundation in the southeastern part of that state on which to build in the future. The strategic focus of the new company will mirror that of both BB&T and Southern National - to effectively meet with superior quality all the financial needs of a growing base of consumer depositors and borrowers, small business owners and middle-market companies within the North Carolina, South Carolina and Virginia markets.

     As a result of operating efficiencies created from the merger, including the elimination of approximately 70 of the new company's combined 535 branch offices, annualized pretax cost savings in excess of $50 million are expected to be fully realized within one year of consummation of the merger. Major cost savings initiatives include the elimination of overlapping positions, the complete integration of all back office functions and operations, consolidation of selected branch offices, and all the other overhead benefits of operating through a single bank holding company.

     "Although we intend to make firm cuts in our operating expenses quickly and efficiently, there are significant long-term opportunities for our employees, customers and communities - as well as for our shareholders," said Mr. Allison. "This merger is good for Winston-Salem because it will strengthen its position as a financial center in the Southeast, and as the banking industry continues its rapid pace of consolidation, North Carolina and South Carolina will benefit because two well-established local banking institutions are taking control of their own destiny." Both Mr. Orr and Mr. Allison emphasized that this merger is not a sale of either company, but rather the most effective way for each of them to continue their strategies to maximum the long-term franchise value of both companies.

     Commenting on his decision to retire, Mr. Orr said, "This is the best way to ensure the full benefits of consolidation are realized as rapidly as possible. After analyzing past transactions of this nature, I concluded that sharing management control for a period of time helps to perpetuate an atmosphere of separate banks and creates confusion among employees, thereby slowing the combined institution's ability to achieve maximum value for its shareholders as soon as possible. I have full confidence in John's ability to effectively implement the integration plan which we are designing together and look forward to monitoring the new Southern National's profitability and soundness as a member of the board."

     The merger is expected to be completed by the end of the second quarter of 1995 and will be subject to approval by the shareholders of both companies as well as by federal and state bank regulatory authorities.

     The new company's common and preferred stock will be listed on the New York Stock Exchange under the symbol SNB, Southern
National's current listing, and is expected to pay an initial annual dividend of $0.80.

     Lehman Brothers provided investment banking advisory services and a fairness opinion on the exchange ratio to both BB&T and Southern National in connection with the transaction. In addition, BB&T received a separate fairness opinion on the exchange ration from Merrill Lynch & Co., and Southern National received a separate fairness opinion on the exchange ratio from Wheat First Butcher Singer.

SELECTED PRO FORMA INFORMATION
As of/For the Six Months Ended June 30, 1994
($ in thousands)

                                          Southern
                              BB&T*       National      Combined


Securities                 $2,680,825    $2,627,244    $5,308,069
Loans                       7,101,201     5,098,647    12,199,848
Total Assets               10,570,538     8,236,362    18,806,900

Total Deposits              8,058,865     6,228,803    14,287,668
Shareholders' equity          850,697       593,867     1,444,564

Net Income                     58,981        52,931       111,912

ROA                             1.13%         1.31%         1.21%
ROE                             14.11         18.24         15.85
Equity to assets                 8.05          7.21          7.68

Offices           304             231           535
Cities                            159           116           275
Shareholders                   23,673        20,048        43,721
FTE employees                   4,930         3,808         8,738


* Includes Commerce Bank